Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement on Form S-4 and related Prospectus of Yellow Roadway Corporation for the registration of $250,000,000 of its 5.0% Contingent Convertible Senior Notes due 2023 and the guarantees related thereto, and the registration of $150,000,000 of its 3.375% Contingent Convertible Senior Notes due 2023 and the guarantees related thereto and such indeterminate number of shares of common stock as may be issued upon conversion and to the incorporation by reference therein of our report dated January 22, 2004, with respect to the consolidated financial statements of Roadway Corporation included in Yellow Roadway Corporation’s Amendment No. 1 to Current Report on Form 8-K dated February 19, 2004, as amended March 4, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio

November 30, 2004